EXHIBIT 10.3

FORM OF XYLEM
2011 OMNIBUS INCENTIVE PLAN

[YEAR] PERFORMANCE SHARE UNIT AGREEMENT
THIS AGREEMENT (the “Agreement”), effective as March [day], [year], by and between Xylem Inc. (the “Company”) and [name] (the “Grantee”), WITNESSETH:
WHEREAS, the Grantee is now employed by the Company or an Affiliate (as defined in the Company’s 2011 Omnibus Incentive Plan (the “Plan”)) as an employee, and in recognition of the Grantee’s valued services, the Company, through the Leadership Development and Compensation Committee of its Board of Directors (the “Committee”), desires to provide an inducement to remain in service of the Company and as an incentive for increased efforts during such service pursuant to the provisions of the Plan.
NOW, THEREFORE, in consideration of the terms and conditions set forth in this Agreement and the provisions of the Plan, a copy of which is attached hereto and incorporated herein as part of this Agreement, and any administrative rules and regulations related to the Plan as may be adopted by the Committee, the parties hereto hereby agree as follows:

1.
Grant of Performance Share Units. In accordance with, and subject to, the terms and conditions of the Plan and this Agreement, the Company hereby confirms the grant on March [day], [year] (the “Grant Date”) to the Grantee, the target number of [#,###] Performance Share Units. All Performance Share Units granted hereunder are intended to be Performance-Based Awards (as defined in the Plan) that satisfy the conditions for the Performance-Based Exception under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Performance Share Units are notional units of measurement denominated in shares of common stock (i.e., one Performance Share Unit is equivalent in value to one share of common stock).

The Performance Share Units represent an unfunded, unsecured right to receive shares and dividend equivalent payments pursuant Section 2(b) hereof in the future if the conditions set forth in the Plan and this Agreement are satisfied.

2.	Terms and Conditions. It is understood and agreed that the Performance Share Units are subject to the following terms and conditions:

(a)
Restrictions. Except as otherwise provided in the Plan and this Agreement, neither this Award nor any Performance Share Units subject to this Award may be sold, assigned, pledged, exchanged, transferred, hypothecated or encumbered, other than to the Company as a result of forfeiture of the Performance Share Units.

(b)
Voting and Dividend Equivalent Rights. The Grantee shall not have any privileges of a stockholder of the Company with respect to the Performance Share Units or any shares that may be delivered hereunder, including without limitation any right to vote such shares or to receive dividends, unless and until such shares are delivered upon vesting of the Performance Share Units. Dividend equivalents shall be earned with respect to each Performance Share Unit that vests and the amount shall equal to the total dividends declared on a share, where the record date of the dividend is between the Grant Date of this Award and the date a share is issued upon vesting of the Performance Share Unit. Any dividend equivalents earned shall be paid in cash to the Grantee when the shares subject to the vested Performance Share Units are issued. No dividend equivalents shall be earned or paid with respect to any Performance Share Units that do not vest. Dividend equivalents shall not accrue interest.

(c)
Earning of Performance Share Units. The Grantee can earn between 0% and 200% of the target number of Performance Share Units granted hereunder, based on the achievement of the 2013-2015 three-year average Xylem adjusted Return on Invested Capital (“ROIC”) performance target pursuant to the performance scale and the Committee negative discretion set forth on Exhibit A. Funding of the Performance Shares Units to be paid out is contingent upon achievement of a three-year cumulative Adjusted Net Income performance target as approved by the Committee. The Committee shall determine and certify the results of the level of achievement of such targets and the associated number of Performance Share Units earned.

(d)
Vesting and Payment. Performance Share Units may only vest while the Grantee is actively employed by the Company or an Affiliate. The Performance Share Units shall vest (meaning the restriction period shall lapse and the Performance Share Units shall become free of the forfeiture provisions in this Agreement in accordance with subsection 2(c)) on March [day], [year+3]. Except as provided in subsection 2(j), upon vesting of the Performance Share Units, including vesting pursuant to subsections 2(e) or 2(f), the Company will deliver to the Grantee (i) one share for each vested Performance Share Unit, with any fractional shares resulting from proration pursuant to subsection 2(e) and 2(f) to be rounded to the nearest whole share, and (ii) an amount in cash attributable to dividend equivalents earned in accordance with subsection 2(b), less shares withheld in accordance with subsection 2(g).

For the avoidance of doubt, active employment of a Grantee by the Company or an Affiliate, for the purposes of vesting in the Performance Share Units granted hereunder, shall include employment with the Company for so long as the Grantee continues working at such an entity.  Active employment does not include any potential severance period.

(e)
Effect of Acceleration Event. A prorated portion of any unvested Performance Share Units shall vest based on actual performance upon an Acceleration Event. The prorated portion shall be determined by multiplying the total target number of unvested Performance Share Units at the time of Acceleration Event by a fraction, of which the numerator is the number of full calendar months the Grantee has been continually employed since the beginning of the performance cycle and the denominator is 36.

(f)
Effect of Termination of Employment. Performance Share Units may only vest while the Grantee is actively employed by the Company or an Affiliate. If the Grantee's active employment is terminated for any reason, and such termination constitutes a “separation from service” within the meaning of Section 409A of the Code and any related regulations or other effective guidance promulgated thereunder (“Section 409A”), any unvested Performance Share Units shall be immediately forfeited on the date of the Grantee’s termination or employment except for separation from service due to Death, Disability or Retirement (as defined below), where a prorated portion of the Performance Share Units shall vest on March [day], [year+3] in accordance with subsection 2(c).
Disability. For the purposes of this Agreement, the term “Disability” shall mean the complete and permanent inability of the Grantee to perform all duties under the terms of his or her employment, as determined by the Committee upon the basis of such evidence, including independent medical reports and data, as the Committee deems appropriate or necessary.
Retirement. For the purposes of this Agreement, the term “Retirement” shall mean the termination of the Grantee's employment, if, at the time of such termination, the Grantee is at least age 55 and has completed 10 years of service with the Company or the Grantee is age 65 or older.
Prorated Vesting. The prorated portion of the Performance Share Units that vests upon the Grantee’s termination of employment due to the Grantee's death, Disability or Retirement shall be determined by multiplying the total number of unvested Performance Share Units at the time of the Grantee's termination of employment by a fraction, of which the numerator is the number of full calendar months the Grantee has been continually employed since the beginning of the performance cycle and the denominator is 36.

(g)
Tax Withholding. In accordance with Article 15 of the Plan, the Company may make such provisions and take such actions as it may deem necessary for the withholding of all applicable taxes attributable to the Performance Share Units and any related dividend equivalents. Unless the Committee determines otherwise, the minimum statutory tax withholding required to be withheld upon delivery of the shares and payment of dividend equivalents shall be satisfied by withholding a number of shares having an aggregate Fair Market Value equal to the minimum statutory tax required to be withheld. If such withholding would result in a fractional share being withheld, the number of shares so withheld shall be rounded up to the nearest whole share. Notwithstanding the foregoing, the Grantee may elect to satisfy such tax withholding requirements by timely remittance of such amount by cash or check or such other method that is acceptable to the Company, rather than by withholding of shares, provided such election is made in accordance with such conditions and restrictions as the Company may establish. If FICA taxes are required to be withheld while the Award is outstanding, such withholding shall be made in a manner determined by the Company.

(h)
Grantee Bound by Plan and Rules. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement and agrees to be bound by the terms and provisions thereof. The Grantee agrees to be bound by any rules and regulations for administering the Plan as may be adopted by the Committee prior to the date the Performance Share Units vest. Terms used herein and not otherwise defined shall be as defined in the Plan.

(i)
Governing Law. This Agreement is issued, and the Performance Share Units evidenced hereby are granted, in White Plains, New York, and shall be governed and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

(j)
Section 409A Compliance. To the extent applicable, it is intended that the Plan and this Agreement comply with the requirements of Section 409A, and the Plan and this Agreement shall be interpreted accordingly.

(i)
If it is determined that all or a portion of the Award constitutes deferred compensation for the purposes of Section 409A, and if the Grantee is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, at the time of the Grantee’s separation from service, then, to the extent required under Section 409A, any shares that would otherwise be distributed (along with the cash value of all dividend equivalents that would be payable) upon the Grantee’s separation from service, shall instead be delivered (and, in the case of the dividend equivalents, paid) on the earlier of (x) the first business day of the seventh month following the date of the Grantee’s separation from service or (y) the Grantee’s death.

(ii)
If it is determined that all or a portion of the Award constitutes deferred compensation for the purposes of Section 409A, upon an Acceleration Event that does not constitute a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of a corporation’s assets” (as those terms are used in Section 409A), the Performance Share Units shall vest at the time of the Acceleration Event, but distribution of any Performance Share Units (or related dividend equivalents) that constitute deferred compensation for the purposes of Section 409A shall not be accelerated (i.e., distribution shall occur when it would have occurred absent the Acceleration Event).

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its President and Chief Executive Officer, or a Vice President, as of the March [day], [year].

Agreed to:                            XYLEM INC.

_____________________________
Grantee

(Online acceptance constitutes agreement)

Dated: _________________                    Dated: March [day], [year]

Enclosures

Exhibit A

[Year]-[Year+2] Performance Targets and Payout Scale

The adjusted ROIC performance scale provides for Performance Share Units to be earned above [x]% for above target performance and below [x]% for below target performance.

	Metric: 3-Yr Avg. Adjusted ROIC	Payout %
Maximum	x%	x%
	x%	x%
Above Plan	x%	x%
	x%	x%
Plan/Target	x%	x%
	x%	x%
Below Plan	x%	x%
	x%	x%
Threshold	x%	x%
Below Threshold	<x%	0%

Results are interpolated between threshold and the bottom end of the target range, and between the top end of the target range and maximum.
Funding for the payout of the Performance Share Units is contingent upon achievement of a three-year cumulative Adjusted Net Income* performance goal as approved by the Committee.
In addition, in the event Xylem has strong adjusted ROIC performance (x% payout or higher), yet relative Total Shareholder Return (“TSR”) performance is below median of both selected peer groups**, the Committee could apply [x]-[x]% discretion reduction (with a minimal payout of [x]%) to more closely align payout with TSR results.
*Adjusted Net Income is defined as Xylem US GAAP Net Income adjusted for items as identified in the AIP& LTIP Default Guidelines for Potential Adjustments.
**Selected peer groups for assessing relative 3-year TSR performance: 1) Xylem Primary Peer Group as disclosed in our [year-1] Proxy Statement and 2) modified S&P 500 less Financial Services companies.